Exhibit 99(b)


VALSPAR STOCK OWNERSHIP TRUST
FOR HOURLY EMPLOYEES

FINANCIAL STATEMENTS FOR THE YEARS ENDED
OCTOBER 30, 1998 AND OCTOBER 31, 1997,
SUPPLEMENTAL SCHEDULE AS OF OCTOBER 30,
1998, AND INDEPENDENT AUDITORS' REPORT

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VALSPAR STOCK OWNERSHIP TRUST FOR HOURLY EMPLOYEES

TABLE OF CONTENTS
--------------------------------------------------------------------------------

                                                                            PAGE

INDEPENDENT AUDITORS' REPORT                                                  1

FINANCIAL STATEMENTS:
   Statements of Net Assets Available for Benefits                            2
   Statements of Changes in Net Assets Available for Benefits                 3
   Notes to Financial Statements                                              4

SUPPLEMENTAL SCHEDULE -
   Item 27a - Schedule of Assets Held for Investment Purposes                 8

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INDEPENDENT AUDITORS' REPORT


Valspar Stock Ownership Trust
   Administrative Committee

We have audited the accompanying statements of net assets available for benefits of the Valspar Stock Ownership Trust for Hourly Employees (the Plan) as of October 30, 1998 and October 31, 1997 and the related statements of changes in net assets available for benefits for the years then ended. These financial statements are the responsibility of the Plan's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the net assets available for benefits of the Plan at October 30, 1998 and October 31, 1997 and the changes in its net assets available for benefits for the years then ended, in conformity with generally accepted accounting principles.

Our audits were conducted for the purpose of forming an opinion on the basic financial statements taken as a whole. The supplemental schedule listed in the table of contents is presented for the purpose of additional analysis and is not a required part of the basic financial statements, but is supplementary information required by the Department of Labor's Rules and Regulations for Reporting and Disclosure under the Employee Retirement Income Security Act of 1974 (ERISA). The supplemental schedule has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.



/s/ Deloitte & Touche LLP

December 24, 1998

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VALSPAR STOCK OWNERSHIP TRUST FOR HOURLY EMPLOYEES

STATEMENTS OF NET ASSETS AVAILABLE FOR BENEFITS
OCTOBER 30, 1998 AND OCTOBER 31, 1997

----------------------------------------------------------------------------------------------
                                                                       1998           1997
ASSETS:
     Investments (Note 3):
        Interest in Valspar Stock Ownership Master Trust           $26,438,191     $27,750,417
        Other                                                           95,045         647,480
                                                                   -----------     -----------
                 Total investments                                  26,533,236      28,397,897

     Receivables:
        Employees' contributions                                       169,498         187,190
        Employer's contributions                                        67,074          66,780
                                                                   -----------     -----------

NET ASSETS AVAILABLE FOR BENEFITS                                  $26,769,808     $28,651,867
                                                                   ===========     ===========


See notes to financial statements.


                                       2

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VALSPAR STOCK OWNERSHIP TRUST FOR HOURLY EMPLOYEES

STATEMENTS OF CHANGES IN NET ASSETS AVAILABLE FOR BENEFITS
YEARS ENDED OCTOBER 30, 1998 AND OCTOBER 31, 1997

-----------------------------------------------------------------------------------
                                                              1998          1997
ADDITIONS TO NET ASSETS ATTRIBUTED TO:
     Employee contributions (Note 2)                      $ 1,870,006   $ 1,598,594
     Employer contributions (Note 2)                          735,956       662,912
     Interest in investment income (loss) of Valspar
        Stock Ownership Master Trust                       (1,532,471)    5,157,482
     Other                                                     15,729        12,318
                                                          -----------   -----------
                                                            1,089,220     7,431,306

DEDUCTIONS FROM NET ASSETS ATTRIBUTED TO:
     Dividend payments to participants                        269,713       290,548
     Benefit payments:
        The Valspar Corporation:
                 In cash                                    1,117,115       235,543
                 In stock                                   1,311,433       745,918
        McWhorter Technologies, Incorporated:
                 In cash                                        4,044           398
                 In stock                                     122,709        91,254
        Other                                                 146,265        42,602
                                                          -----------   -----------
                                                            2,971,279     1,406,263
                                                          -----------   -----------

NET (DECREASE) INCREASE                                    (1,882,059)    6,025,043

NET ASSETS AVAILABLE FOR BENEFITS AT
     BEGINNING OF YEAR                                     28,651,867    22,626,824
                                                          -----------   -----------

NET ASSETS AVAILABLE FOR BENEFITS AT
     END OF YEAR                                          $26,769,808   $28,651,867
                                                          ===========   ===========


See notes to financial statements.


                                        3

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VALSPAR STOCK OWNERSHIP TRUST FOR HOURLY EMPLOYEES

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED OCTOBER 30, 1998 AND OCTOBER 31, 1997
--------------------------------------------------------------------------------

1.      SIGNIFICANT ACCOUNTING POLICIES

        The accounting records of the Valspar Stock Ownership Trust for Hourly Employees (the Plan) are maintained on the accrual basis.

        Investments in common stock of the Valspar Corporation (the Company) and McWhorter Technologies, Incorporated (McWhorter) are stated at fair value (the last reported sales price on the last business day of the year).

        Other investments are stated at current fair value as determined by the trustee, Norwest Bank Minnesota, N.A., who holds the various investments. The trustee values securities that are traded on a national securities exchange at the last reported sales price on the last business day of the year; investments traded in the over-the-counter market and listed securities for which no sale was reported on that date are valued at the average of the last reported bid and ask prices.

        Benefits paid to participants in shares of the Company or in shares of McWhorter are valued at fair value.

        Approved benefits payable representing the unpaid vested interest of participants who have withdrawn from the Plan were $8,836 and $20,989 at October 30, 1998 and October 31, 1997, respectively.

2.      DESCRIPTION OF THE PLAN

        The Plan is a defined contribution plan that is available to all hourly employees who meet certain age and length of service requirements. It provides for retirement and termination benefits.

        Employees electing to participate in the Plan make voluntary contributions on a pretax or after-tax basis up to a maximum of 6% of eligible wages if they are also participating in Valspar's Profit Sharing Plan. Employees participating in a defined benefit pension plan are eligible to contribute up to a maximum of 15% of eligible wages. The Company has voluntarily agreed to contribute an amount equal to one-half of eligible wages contributed by employees (to a maximum match of 3% of eligible wages). Additionally, beginning in fiscal 1998, the Company will contribute a performance-based matching contribution if the Company meets certain targeted earnings as defined in accordance with the Plan. Employee contributions vest immediately, and company contributions vest after five years of service. The Company has the right under the Plan to terminate the Plan and discontinue such contributions at any anniversary date. In the event of termination of the Plan, the net assets of the Plan are to be set aside for the exclusive benefit of the participants or their beneficiaries.

        According to the Plan, contributions are to be primarily invested in common stock of the Company. Cash dividends earned on plan shares are paid out to the plan participants. The common stock of McWhorter is not a current investment option of the Plan (see Note 6). Participants meeting


                                        4

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        certain age and length of participation requirements may diversify a portion of their interest into investments other than common stock of the Company.

        Forfeitures resulting from the termination of plan participants with less than 100% vesting reduce the Company's contribution in the year of forfeiture. Total forfeitures were $20,673 and $26,000 in 1998 and 1997, respectively.

3.      INVESTMENTS

        Investments of the Valspar Stock Ownership Master Trust are accounted for on a share-value basis as determined by the trustee.

        The fair value of investments of the Valspar Stock Ownership Master Trust in which the Plan invests as of October 30, 1998 and October 31, 1997 are as follows:

                                                       1998             1997

        Common stock of the Valspar Corporation $120,383,984 $127,801,080 Common stock of McWhorter Technologies,
           Incorporated (Note 6)                     10,556,410       15,038,783
        Collective Trust Fund                            77,744           72,972
                                                   ------------     ------------
                                                   $131,018,138     $142,912,835
                                                   ============     ============

        The investment income (loss) of the Valspar Stock Ownership Master Trust for the years ended October 30, 1998 and October 31, 1997 are as follows:

                                                       1998             1997

        Valspar Stock:
           Interest                                $    12,198      $    10,908
           Dividends                                 1,798,437        1,566,418
           Gain on sale of assets                      911,792          183,031
           Unrealized asset (depreciation)
              appreciation                          (6,768,291)      21,223,349
                                                   -----------      -----------
                                                   $(4,045,864)     $22,983,706
                                                   ===========      ===========

        McWhorter Stock:
           Interest                                $       451      $     1,278
           Gain on sale of assets                      678,309        3,008,539
           Unrealized asset (depreciation)
              appreciation                          (3,646,381)       1,139,671
                                                   -----------      -----------
                                                   $(2,967,621)     $ 4,149,488
                                                   ===========      ===========


        The Valspar Stock Ownership Master Trust holds assets for the Plan and the Valspar Stock Ownership Trust for Salaried Employees. The Plan's ownership interest in the Valspar Stock Ownership Master Trust was 20.2% and 19.4% on October 30, 1998 and October 31, 1997, respectively.

        Other investments of the Plan include investments in the Equity Fund Master Trust, the Positive Return Fund Master Trust, and the Principal Protection Fund Master Trust. These alternative investments are available for diversification purposes to plan participants who have attained age 55 and have ten years of participation in the Plan.

4.      TRANSACTIONS WITH PARTIES-IN-INTEREST

        Fees incurred for trustee, recordkeeping, and other services rendered by parties-in-interest are paid by the Company.

        During the years ended October 30, 1998 and October 31, 1997, the Valspar Stock Ownership Master Trust purchased 284,852 and 241,347 shares of common stock of the Company at a cost of $9,927,518 and $9,016,898, respectively. Dividends on common stock of the Company received by the Master Trust totaled $1,798,437 and $1,566,418 in the years ended October 30, 1998 and October 31, 1997, respectively.

5.      INCOME TAX STATUS

        The Plan obtained its latest determination letter on January 9, 1996. In the letter, the Internal Revenue Service stated that the Plan, as then designed, was in compliance with the applicable requirements of the Internal Revenue Code. The plan administrator and the Plan's tax counsel believe that the Plan is currently designed and being operated in compliance with the applicable requirements of the Internal Revenue Code. Therefore, no provision for income taxes has been included in the Plan's financial statements.

6.      MCWHORTER TECHNOLOGIES, INCORPORATED TRANSACTION

        On April 29, 1994, the Company's stockholders of record as of April 15, 1994 (including plan participants with a portion of their account balance invested in Valspar Corporation stock as of that date) received a stock dividend of one share of McWhorter Common Stock for every two shares of Valspar Corporation Common Stock held.

        The common stock of McWhorter is not a current investment option of the Plan, and plan participants may not increase the allocation of their account balance to McWhorter stock. Participants may make a one-time election to liquidate all of their shares of common stock of McWhorter. Proceeds from liquidation will be reinvested in Valspar Corporation Common Stock.


                                        6

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SUPPLEMENTAL SCHEDULE


                                        7

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VALSPAR STOCK OWNERSHIP TRUST FOR HOURLY EMPLOYEES

ITEM 27a - SCHEDULE OF ASSETS HELD FOR INVESTMENT PURPOSES
OCTOBER 30, 1998
--------------------------------------------------------------------------------

                                                                       CURRENT
                                           UNITS          COST          VALUE

Interest in Master Trust Funds:
     (*) Norwest Bank Minnesota, N.A.
     Equity Fund Master Trust               3,373     $    52,656    $    72,681
     Positive Return Fund Master Trust        494           5,677          7,394
     Principal Protection Fund
         Master Trust                         906          11,709         14,970
     Valspar Stock Ownership
         Master Trust                     966,351      10,677,437     26,438,191
                                                      -----------    -----------
                                                      $10,747,479    $26,533,236
                                                      ===========    ===========


(*) Known to be a party-in-interest.


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